CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 26, 2025, relating to the financial statements and financial highlights of Eventide High Dividend ETF, Eventide US Market ETF, Day Hagan Smart Sector ETF, Day Hagan Smart Sector Fixed Income ETF, Day Hagan Smart Sector International ETF, Day Hagan Smart Buffer ETF, Strategy Shares Nasdaq 7HANDL™ Index ETF and Strategy Shares Newfound/ReSolve Robust Momentum ETF, and the consolidated financial statements and financial highlights of Strategy Shares Gold Enhanced Yield ETF, each a series of Strategy Shares, which are included in Form N-CSR for the year or period ended April 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Service Providers” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 22, 2025